Exhibit 99.1

Tucows Reports Financial Results for Third Quarter 2024

TORONTO, November 7, 2024 – Tucows Inc. (NASDAQ:TCX, TSX:TC), a global internet services leader, today reported its financial results for the third quarter ended September 30, 2024. All figures are in U.S. dollars.

“Tucows finished the third quarter of 2024 with strong year-over-year growth of revenue, gross profit and adjusted EBITDA. We have focused on generating revenue and margin gains, and as importantly, we have implemented cost controls across all of our businesses, said Elliot Noss, Tucows President and CEO. In our Ting business, we recently undertook a second reduction in workforce as part of a capital efficiency plan and operational pivot towards maximizing penetration and contribution of existing network footprints. We also continued to deleverage the business with payments on the syndicated debt using cash flow from Wavelo and Tucows Domains.”

Financial Results

Consolidated net revenue for the third quarter of 2024 increased 6.1% to $92.3 million from $87.0 million for the third quarter of 2023, driven primarily by year-over-year revenue gains from Ting and Domains.

Gross profit for the third quarter of 2024 increased 32.4% to $22.2 million from $16.8 million from the third quarter of 2023. The increase in gross profit was driven primarily by large gross margin gains from Ting, as well as gains from Domains. The increase continues to be partially offset by network depreciation from the Ting network.

Net loss for the third quarter of 2024 was $22.3 million, or a loss of $2.03 per share, compared with net loss of $22.8 million, or $2.09 per share, for the third quarter of 2023. The decreased loss was primarily driven by increases in revenue and gross profit, as well as by a decrease in operating expenses.

Adjusted EBITDA1 for the third quarter of 2024 increased 94.3% to $8.7 million from $4.5 million for the third quarter of 2023. The year-over-year increase was primarily due to growth of revenues from Domains and Ting, and cost management in the Ting business.

Cash equivalents, restricted cash and restricted cash equivalents at the end of the third quarter of 2024 were $91.1 million compared with $52.2 million at the end of the second quarter of 2024 and $122.4 million at the end of the third quarter of 2023.

Summary Financial Results

(In Thousands of US Dollars, Except Per Share Data)

	3 Months ended September 30			9 Months ended September 30
	2024 (unaudited)	2023 (unaudited)	% Change	2024 (unaudited)	2023 (unaudited)	% Change
Net Revenues	92,297	86,971	6%	269,177	252,379	7
Gross Profit	22,188	16,753	32%	61,314	48,846	26
Income Earned on Sale of Transferred Assets, net	3,853	4,312	(11)%	10,831	12,971	(16)%
Net Income (Loss)	(22,297)	(22,772)	2%	(67,385)	(72,823)	7%
Basic earnings (Loss) per common share	(2.03)	(2.09)	3%	(6.15)	(6.71)	8%
Adjusted EBITDA¹	8,688	4,472	94%	22,068	12,897	71%
Net cash provided by (used in) operating activities	(4,564)	(6,936)	34%	(14,950)	(13,774)	(9)%

1.	This Non-GAAP financial measure is described below and reconciled to GAAP net income in the accompanying table.

Summary of Revenues, Gross Profit and Adjusted EBITDA

(In Thousands of US Dollars)

	Revenue		Gross Margin		Adj. EBITDA¹
	3 Months ended September 30		3 Months ended September 30		3 Months ended September 30
	2024 (unaudited)	2023 (unaudited)	2024 (unaudited)	2023 (unaudited)	2024 (unaudited)	2023 (unaudited)
Ting Internet Services:
Fiber Internet Services	15,310	12,855	10,989	7,986	(5,070)	(12,176)

Wavelo Platform Services:
Platform Services	10,075	10,697	10,012	10,355
Other Professional Services	7	377	7	149
Total Wavelo Platform Services	10,082	11,074	10,019	10,504	3,429	4,207

Tucows Domain Services:
Wholesale
Domain Services	49,871	47,657	9,691	9,597
Value Added Services	5,175	4,252	4,666	3,715
Total Wholesale	55,046	51,909	14,357	13,312

Retail	9,669	9,179	5,453	5,063
Total Tucows Domain Services	64,715	61,088	19,810	18,375	11,529	10,913

Corporate:
Mobile Services and Eliminations	2,190	1,954	(1,134)	(611)	(1,200)	1,528

Network Expenses:
Network, other costs	n/a	n/a	(6,864)	(7,322)	n/a	n/a
Network, depreciation of property and equipment	n/a	n/a	(9,414)	(9,138)	n/a	n/a
Network, amortization of intangible assets	n/a	n/a	(366)	(378)	n/a	n/a
Network, impairment	n/a	n/a	(852)	(2,663)	n/a	n/a
Total Network Expenses	n/a	n/a	(17,496)	(19,501)	n/a	n/a

Total	92,297	86,971	22,188	16,753	8,688	4,472

1 This Non-GAAP financial measure is described below and reconciled to GAAP net income in the accompanying table.

Notes:

1. Adjusted EBITDA

Tucows reports all financial information required in accordance with United States generally accepted accounting principles (GAAP). Along with this information, to assist financial statement users in an assessment of our historical performance, the Company typically discloses and discusses a non-GAAP financial measure, adjusted EBITDA, in press releases and on investor conference calls and related events that exclude certain non-cash and other charges as the Company believes that the non-GAAP information enhances investors' overall understanding of our financial performance.

The Company believes that the provision of this supplemental non-GAAP measure allows investors to evaluate the operational and financial performance of the Company’s core business using similar evaluation measures to those used by management. The Company uses adjusted EBITDA to measure its performance and prepare its budgets. Since adjusted EBITDA is a non-GAAP financial performance measure, the Company’s calculation of adjusted EBITDA may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. Because adjusted EBITDA is calculated before certain recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a liquidity measure. Non-GAAP financial measures do not reflect a comprehensive system of accounting and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies and/or analysts and may differ from period to period. The Company endeavors to compensate for these limitations by providing the relevant disclosure of the items excluded in the calculation of adjusted EBITDA to net income based on U.S. GAAP, which should be considered when evaluating the Company's results. Tucows strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure.

The Company’s adjusted EBITDA definition excludes depreciation, impairment and loss on disposition of property and equipment, amortization of intangible assets, income tax provision, interest expense (net), accretion of contingent consideration, stock-based compensation, asset impairment, gains and losses from unrealized foreign currency transactions, loss on debt extinguishment and costs that are not indicative of on-going performance (profitability), including acquisition and transition costs. Gains and losses from unrealized foreign currency transactions removes the unrealized effect of the change in the mark-to-market values on outstanding unhedged foreign currency contracts, as well as the unrealized effect from the translation of monetary accounts denominated in non-U.S. dollars to U.S. dollars.

The following table reconciles income before provision for income taxes to Adjusted EBITDA (dollars in thousands):

	3 Months ended September 30		9 Months ended September 30
	2024 (unaudited)	2023 (unaudited)	2024 (unaudited)	2023 (unaudited)
Net income (Loss) for the period	(22,297)	(22,772)	(67,385)	(72,823)
Less:
Provision (recovery) for income taxes	3,074	(822)	6,068	(5,557)
Depreciation of property and equipment	9,526	9,275	29,686	26,770
Impairment of property and equipment	852	2,663	905	4,679
Amortization of intangible assets	1,209	2,620	4,089	8,101
Interest expense, net	13,095	10,739	37,527	29,120
Loss on debt extinguishment	-	-	-	14,680
Stock-based compensation	1,808	2,308	5,383	6,606
Unrealized loss (gain) on foreign exchange revaluation of foreign denominated monetary assets and liabilities	(197)	340	357	254
Acquisition and transition costs*	1,618	121	5,438	1,067

Adjusted EBITDA	$8,688	$4,472	$22,068	$12,897

* Acquisition and other costs represent transaction-related expenses and transitional expenses. Expenses include severance or transitional costs associated with department, operational or overall company restructuring efforts, including geographic alignments.

Management Commentary

Concurrent with the dissemination of its quarterly financial results news release at 5:05 p.m. ET on Thursday, November 7, 2024, management’s pre-recorded audio commentary (and transcript), discussing the quarter and outlook for the Company will be posted to the Tucows website at http://www.tucows.com/investors/financials.

Following management’s prepared commentary, for the subsequent seven days, until Thursday, November 14, 2024, shareholders, analysts and prospective investors can submit questions to Tucows’ management at ir@tucows.com. Management will post responses to questions in an audio recording and transcript to the Company’s website at http://www.tucows.com/investors/financials, on Tuesday, November 26, 2024, at approximately 4 p.m. ET. All questions will receive a response, however, questions of a more specific nature may be responded to directly.

About Tucows

Tucows helps connect more people to the benefit of internet access through communications service technology, domain services, and fiber-optic internet infrastructure. Ting (https://ting.com) delivers fixed fiber Internet access with outstanding customer support. Wavelo (https://wavelo.com) is a telecommunications software suite for service providers that simplifies the management of mobile and internet network access; provisioning, billing and subscription; developer tools; and more. Tucows Domains (https://tucowsdomains.com) manages approximately 25 million domain names and millions of value-added services through a global reseller network of over 35,000 web hosts and ISPs. Hover (https://hover.com) makes it easy for individuals and small businesses to manage their domain names and email addresses. More information can be found on Tucows’ corporate website (https://tucows.com).

Tucows, Ting, Wavelo, and Hover are registered trademarks of Tucows Inc. or its subsidiaries.

This release includes forward-looking statements as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding our expectations regarding our future financial results and, including, without limitation, our expectations regarding our ability to realize synergies from the Enom acquisition and our expectation for growth of Ting Internet. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Information about other potential factors that could affect Tucows’ business, results of operations and financial condition is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange Commission. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All forward-looking statements are based on information available to Tucows as of the date they are made. Tucows assumes no obligation to update any forward-looking statements, except as may be required by law.

Contact:

Monica Webb

Vice President, Investor Relations

647.898.9924

mwebb@tucows.com